As filed with the Securities and Exchange Commission on November 16, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 12, 2018

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Michael D. Adasczik as Vice President of Finance and Chief Accounting Officer

Effective November 12, 2018, B&G Foods appointed Michael D. Adasczik, Vice President of Finance and Chief Accounting Officer (principal accounting officer).  Mr. Adasczik will report to Bruce C. Wacha, our Executive Vice President of Finance and Chief Financial Officer.  Accordingly, Mr. Wacha will no longer serve as our principal accounting officer.

Mr. Adasczik, age 44, has more than 20 years of accounting experience.  Most recently, Mr. Adasczik served as the Vice President, Accounting of Roivant Sciences, Inc., a wholly owned subsidiary of Roivant Sciences Ltd., from July 2015 to August 2018.  While at Roivant Sciences, Mr. Adasczik served as Principal Accounting Officer of Axovant Sciences Ltd. (NASDAQ: AXON), an affiliate of Roivant Sciences, from August 2015 to June 2018.  From September 2010 to June 2015, Mr. Adasczik served as the Vice President, Corporate Controller at Ikaria, Inc., a pharmaceutical company acquired by Mallinckrodt Pharmaceuticals in April 2015, where he was responsible for accounting, financial reporting and internal controls.  From 1998 to September 2010, Mr. Adasczik held a series of positions with increasing responsibility with the audit firm of KPMG LLP, most recently as a Senior Manager and including a rotation in the firm’s National Office.  Mr. Adasczik is a Certified Public Accountant and earned his B.S. degree in Accounting and his M.B.A. degree from Rider University.

There are no arrangements or understandings between Mr. Adasczik and any other person pursuant to which he was appointed as our company’s Vice President of Finance and Chief Accounting Officer.  There is no family relationship between Mr. Adasczik and any director, executive officer, or person nominated or chosen by our company to become a director or executive officer of our company.  B&G Foods has not entered into any transactions with Mr. Adasczik that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

Offer Letter

Overview; Base Salary.  On October 19, 2018, B&G Foods and Mr. Adasczik entered into an offer letter with respect to his employment as Vice President of Finance and Chief Accounting Officer.  The offer letter provides that Mr. Adasczik’s annual base salary will be $310,000, or such higher figure as may be determined at annual reviews of his performance and compensation.

Annual Bonus Awards.  Each year at the discretion of the compensation committee of our board of directors, Mr. Adasczik is eligible to earn additional annual incentive compensation under our annual bonus plan, in amounts ranging from 0% of his base salary at “threshold” to 40% of his base salary at “target” to 80% of his base salary at “maximum,” if performance benchmarks, as defined in the annual bonus plan are met.

Long-Term Incentive Awards — Performance Shares.  Each year, at the discretion of the compensation committee, Mr. Adasczik will be eligible for performance share long-term incentive awards (LTIAs) (based upon three-year company performance).  The percentages of base salary that Mr. Adasczik will be eligible to earn in accordance with performance share LTIAs range from 7.5% at “threshold” to 15.0% at “target” to 30.0% at “maximum.”

Long-Term Incentive Awards — Stock Options.  Each year, at the discretion of the compensation committee, Mr. Adasczik will be eligible to receive stock options equivalent on the grant date to 5% of his base salary.  It is contemplated that his first option grant will be in March 2019 and that each option grant will cliff vest after three years.

Other Benefits.  Mr. Adasczik is also entitled to (1) receive a car allowance of $10,000 per year, less applicable withholding taxes, (2) a mobile phone allowance of $600 per year, less applicable withholding taxes, (3) participate in all employee benefit plans and welfare benefit plans, including our company’s 401(k) savings and investment plan and defined benefit pension plan, and medical, dental, vision, prescription, life and disability coverages (as in effect from time to time and on terms and conditions consistent with those) provided to B&G Foods’ other similarly situated employees.

A copy of the offer letter is attached as Exhibit 10.1 to this report.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Offer Letter, dated as of October 19, 2018, between Michael D. Adasczik and B&G Foods, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: November 16, 2018	By:	/s/ Scott E. Lerner
Scott E. Lerner Executive Vice President, General Counsel and Secretary